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                                                                    Exhibit 99.3

                           Telemundo Holdings, Inc.

Offer to Exchange its Series D 111/2% Senior Discount Notes Due August 15,
                                     2008,
         Which Have Been Registered Under the Securities Act of 1933,
                      For Any and All of its Outstanding
      Series A, B and C 111/2% Senior Discount Notes Due August 15, 2008,
                 Pursuant to the Prospectus Dated [   ], 2001

To Registered Holders and DTC Participants:

   Telemundo Holdings, Inc. (the "Company") is offering to exchange (the "Exchange Offer"), upon and subject to the terms and conditions set forth in
the enclosed Prospectus, dated [   ], 2001 (the "Prospectus"), and the enclosed
Letter of Transmittal (the "Letter of Transmittal"), its Series D 111/2% Senior Discount Notes due August 15, 2008 (the "Registered 2001 Notes"), which have been registered under the Securities Act of 1933 (the "Securities Act"), for any and all of its outstanding Series A 111/2% Senior Discount Notes due August 15, 2008, originally issued August 12, 1998 (the "Unregistered 1998 Notes"), Series B 111/2% Senior Discount Notes due August 15, 2008, issued in exchange for the Unregistered 1998 Notes pursuant to a registration rights agreement (the "Registered 1998 Notes" and, together with the Unregistered 1998 Notes, the "1998 Notes"), and any and all of its outstanding Series D 111/2% Senior Discount Notes due 2008, originally issued August 10, 2001 (the "Unregistered 2001 Notes" and, together with the 1998 Notes, the "Old Notes"). The Exchange Offer is being made in order to satisfy certain obligations of the Company contained in the Registration Rights Agreement dated as of August 10, 2001 among the Company, Credit Suisse First Boston Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated.

   In connection with the Exchange Offer, we are requesting that you contact your clients for whom you hold Old Notes registered in your name or in the name of your nominee, or who hold Old Notes registered in their own names. The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders pursuant to the Exchange Offer. However, you will, upon request, be reimbursed for reasonable out-of-pocket expenses incurred in connection with soliciting acceptances of the Exchange Offer. The Company will pay or cause to be paid all transfer taxes applicable to the exchange of Old Notes pursuant to the Exchange Offer, except as set forth in the Prospectus and the Letter of Transmittal.

   For your information and for forwarding to your clients, we are enclosing the following documents:

      1. Prospectus dated [           ], 2001;

      2. A Letter of Transmittal for your use and for the information of your clients;

      3. A form of Notice of Guaranteed Delivery; and

      4. A form of letter which may be sent to your clients for whose account you hold Old Notes registered in your name or the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Exchange Offer.

   YOUR PROMPT ACTION IS REQUESTED. THE EXCHANGE OFFER WILL EXPIRE AT 5:00
P.M., NEW YORK CITY TIME, ON [   ], 2001 (THE "EXPIRATION DATE"), UNLESS
EXTENDED BY THE COMPANY (IN WHICH CASE THE TERM "EXPIRATION DATE" SHALL MEAN THE LATEST DATE AND TIME TO WHICH THE EXCHANGE OFFER IS EXTENDED). THE OLD NOTES TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BEWITHDRAWN, SUBJECT TO THE PROCEDURES DESCRIBED IN THE PROSPECTUS AND THE LETTER OF TRANSMITTAL, AT ANY TIME PRIOR TO THE EXPIRATION DATE.

   To participate in the Exchange Offer, a beneficial holder must either (i) cause to be delivered to The Bank of New York (the "Exchange Agent"), at the address set forth in the Letter of Transmittal, definitive certificated notes representing Old

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Notes in proper form for transfer together with a duly executed and properly completed Letter of Transmittal, with any required signature guarantees and any other required documents or (ii) cause a DTC Participant to tender such holder's Old Notes to the Exchange Agent's account maintained at the Depository Trust Company ("DTC") for the benefit of the Exchange Agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees to be bound by the terms of the Letter of Transmittal. By complying with DTC's ATOP procedures with respect to the Exchange Offer, the DTC Participant confirms on behalf of itself and the beneficial owners of tendered Old Notes all provisions of the Letter of Transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the Letter of Transmittal to the Exchange Agent. You will need to contact those of your clients for whose account you hold definitive certificated notes or book-entry interests representing Old Notes and seek their instructions regarding the Exchange Offer.

   If holders of Old Notes wish to tender, but it is impracticable for them to forward their certificates for Old Notes prior to the expiration of the Exchange Offer or to comply with the book-entry transfer procedures on a timely basis, a tender may be effected by following the guaranteed delivery procedures described in the Prospectus and the Letter of Transmittal.

   Any inquiries you may have with respect to the Exchange Offer, or requests for additional copies of the enclosed materials, should be directed to the Exchange Agent for the Old Notes, at its address and telephone number set forth on the front of the Letter of Transmittal.

                                              Very truly yours,

                                              Telemundo Holdings, Inc.

   NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON AS AN AGENT OF THE COMPANY OR THE EXCHANGE AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENTS ON BEHALF OF EITHER OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR STATEMENTS EXPRESSLY MADE IN THE PROSPECTUS OR THE LETTER OF TRANSMITTAL.

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